Exhibit 23.9

Consent of Independent Accountants

The Board of Directors

Apple REIT Nine, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)	the use of our report dated January 12, 2009 with respect to the combined balance sheets of RMRVH Jackson, LLC, CYRMR Jackson, LLC, and VH Fort Lauderdale Investment, LTD. as of December 30, 2007 and December 31 2006, and the related combined statements of income, owners’ equity, and cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

January 21, 2009